Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (“Agreement”) is being entered into as of December 9, 2014, between Rally Software Development Corp. (the “Company”) and CA, Inc. (“CA”).

In order to facilitate the consideration and negotiation of a possible transaction involving CA and the Company (a “Transaction” and each of CA and the Company being sometimes referred to collectively as the “Parties” and individually as a “Party”), each Party has requested access to certain non-public information regarding the other Party and the other Party’s subsidiaries (each Party, in its capacity as a provider of information, is referred to in this Agreement as the “Provider”; and each Party, in its capacity as a recipient of information, is referred to in this Agreement as the “Recipient”). This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1.                                      Limitations on Use and Disclosure of Confidential Information. Subject to section 4 below, neither the Recipient nor any of the Recipient’s Representatives acting on behalf and at the direction of the Recipient (as defined in section 13 below) will, at any time, directly or indirectly:

(a)                                 make use of any of the Provider’s Confidential Information (as defined in section 12 below), except for the specific purpose of considering, evaluating, negotiating and consummating a possible Transaction; or

(b)                                 disclose any of the Provider’s Confidential Information to any other Person (as defined in section 13 below) other than its Representatives who need to know such Confidential Information for purposes of helping a Party consider, evaluate, negotiate or consummate a Transaction (it being understood that such Representatives will be informed of, and instructed to maintain, the confidential nature of such Confidential Information and will be instructed).

The Recipient will be liable and responsible for any breach of this Agreement by any of its Representatives.

2.                                 Provider Contact. Any request by the Recipient or any of its Representatives to review any of the Provider’s Confidential Information must be directed to, with respect to Company, the Company’s General Counsel, and with respect to CA, Jamin Marks, SVP, Corporate Development (Tel: 952-838-1014; email: jamin.marks@ca.com); Jay Diamond, SVP Chief Counsel (Tel.: 631-342-4290; email: jay.diamond@ca.com); Kimberly Moritz, Counsel (Tel.: 646-826-6099; Kimberly.moritz@ca.com), or such other person(s) designated by CA in writing (as applicable, the “Provider Contact”).

3.                                   No Representations by Provider. The Provider Contact will have the exclusive authority to decide what Confidential Information (if any) of the Provider is to be made available to the Recipient and its Representatives. Neither the Provider nor any of the Provider’s Representatives will be under any obligation to make any particular Confidential Information of the Provider available to the Recipient or any of the Recipient’s Representatives or to supplement or update any Confidential Information of the Provider previously furnished. Neither the Provider nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Provider’s Confidential Information, and neither the Provider nor any of its Representatives will have any liability to the Recipient or to any of the Recipient’s Representatives relating to or resulting from the use of any of the Provider’s Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between the Parties and is validly executed on behalf of the Parties (a “Definitive Agreement”) will have legal effect.

4.                                   Permitted Disclosures.

(a)                             Notwithstanding the limitations set forth in Section 1 above:

(i)                                              the Recipient (and, if applicable, its Representatives) may disclose Confidential Information of the Provider if and to the extent that the Provider consents in writing to the Recipient’s (or, if applicable, any of its Representative’s) disclosure thereof; and

(ii)                                           subject to Section 4(b) below, the Recipient may disclose Confidential Information of the Provider to the extent required by applicable law or governmental regulation, by subpoena, interrogatory or other valid legal process or by a listing agreement with a securities exchange.

(b)                             If the Recipient or any of the Recipient’s Representatives is required by law or governmental regulation, by subpoena, interrogatory or other valid legal process or by a listing agreement with a securities exchange to disclose any of the Provider’s Confidential Information to any Person, to the extent legally permitted and commercially practicable the Recipient will promptly notify the Provider thereof so that the Provider may, in the Provider’s discretion and at its sole cost and expense, seek a protective order or other appropriate remedy to prevent, limit or delay such disclosure or the nature and scope thereof. The Recipient and its Representatives will reasonably cooperate with the Provider and the Provider’s Representatives, at the Provider’s sole cost and expense, in any attempt by the Provider to obtain any such protective order or other remedy, except to the extent that such efforts involve litigation against the Recipient or any of its Representatives. If the Provider elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Recipient or any of its Representatives disclose Confidential Information of the Provider within the time period within which Recipient or any of its Representatives is required to disclose any such Confidential Information, then the Recipient or any of its Representatives may disclose such Confidential Information to the extent so required; provided, however, that, to the extent commercially practicable, the Recipient and its Representatives will use commercially reasonable efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

5.                                      Return of Confidential Information. If either Party determines that it does not wish to proceed with the possible Transaction, such Party will advise such other Party of that decision. Upon the Provider’s request, the Recipient and the Recipient’s Representatives will promptly deliver to the Provider any of the Provider’s Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of the Recipient’s Representatives; provided, however, that, in lieu of delivering to the Provider any written materials of the type described in clause “(b)” of the first sentence of Section 12 below, the Recipient and its Representatives may destroy such written materials and deliver to the Provider a certificate confirming their destruction. Notwithstanding the delivery to the Provider (or the destruction by the Recipient) of Confidential Information of the Provider pursuant to this Section 5, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement. In addition, notwithstanding this Section 5, (i) Recipient may retain a single, secure copy of the Provider’s Confidential Information to the extent required to comply with legal or regulatory requirements, established document retention policies or demonstrate compliance with this Agreement; (ii) Recipient and its Representatives shall not be required to destroy any computer files stored securely by them that are created during automatic system back-up; provided, however, that such files are not accessed for any purpose other than those set forth in clause (i) hereof; and (iii) Recipient’s external professional advisers (including without limitation its external auditors) shall be entitled to retain such Confidential Information as they are required to retain by law or any professional standard applicable to them.

6.                                   Limitation on Soliciting Employees. During the one-year period commencing on the date of this Agreement, neither Party nor any of such Party’s Representatives acting on behalf and at the direction of such Party will directly or indirectly solicit, induce, encourage or attempt to solicit, induce or encourage any Covered Person (as defined herein) to terminate such Covered Person’s relationship with the other Party in order to become an employee, consultant, or independent contractor, to or for any other person or entity; provided, however, that the foregoing provision will not be deemed to prevent the a Party or its Representatives from conducting bona fide general solicitations of employment published in a journal, newspaper or other publication of general circulation or in trade publications or other similar media or through the use of search firms or the internet and which, in any case, are not directed specifically toward such employees. For purposes of this Agreement, “Covered Person” shall mean, with respect to each Party, any Person who is an employee of the other Party or any subsidiary or other controlled affiliate of such other Party as of the date of this Agreement or who becomes an employee of such other Party or of any subsidiary or other controlled affiliate of such other Party before the later of January 31, 2015 or the termination of discussions regarding a possible Transaction and (i) with whom the Party restricted by this paragraph has direct interaction during discussions and negotiations regarding a possible Transaction, (ii) holds an engineering or research and development position at the level of manager or above or (iii) is listed on Exhibit A hereto.

7.                                   Standstill Provisions. During the one year period commencing on the date of this Agreement (the “Standstill Period”), neither Party nor any of such Party’s Representatives acting on behalf and at the direction of such Party will, in any manner, directly or indirectly:

(a)                                     make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the other Party or any securities of any subsidiary or other controlled affiliate of the other Party, (ii) any acquisition of any assets of the other Party or any assets of any subsidiary or other controlled affiliate of the other Party, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the other Party or any subsidiary or other controlled affiliate of the other Party, or involving any securities or assets of the other Party or any securities or assets of any subsidiary or other controlled affiliate of the other Party, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of the other Party;

(b)                                     form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the other Party;

(c)                                      act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the other Party other than in connection with the negotiation or consummation of a possible Transaction pursuant to the terms of this Agreement;

(d)                                     take any action that might require the other Party to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e)                                      publicly offer to take, or publicly propose the taking of, any action referred to in this Section 7;

(f)                                       assist, induce or encourage any other Person (other than the other Party hereto) to take any action of the type referred to in this Section 7;

(g)                                      enter into any discussions, negotiations, arrangement or agreement with any other Person (other than such Party’s own Representatives and the other Party hereto and its Representatives) relating to any of the foregoing; or

(h)                                     publicly request or propose that the other Party or any of the other Party’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 7.

The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

Notwithstanding any other provision of this Agreement to the contrary, nothing in this Section 7 or any other provision of this Agreement shall be deemed to prohibit a Party from confidentially communicating to the other Party’s board of directors or senior management or external financial advisors any non-public proposals regarding a Transaction in such a manner as would not reasonably be expected to require public disclosure thereof under applicable law or listing standards of any securities exchange. In addition, the restrictions set forth in this Section 7 shall automatically terminate and be of no further force and effect with respect to a Party (the “Subject Party”), without any action on the part of any Party hereto, if either (i) the Subject Party enters into a definitive written agreement with any Person other than the other Party hereto (or any of its affiliates) to consummate a transaction involving the acquisition of all or a majority of the voting power of the Subject Party’s outstanding equity securities or all or substantially all of the consolidated assets of the Subject Party and its consolidated subsidiaries (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise) or (ii) a tender or exchange offer for all or a majority of the Subject Party’s outstanding equity securities is commenced by any Person other than the other Party hereto or any of its affiliates to which the Subject Party’s board of directors has recommended in favor. Upon the expiration or termination of this Section 7, the Parties expressly agree that nothing in this Agreement will be deemed to prevent, restrict or otherwise impair the right or ability of either Party to take any of the actions prohibited by the terms of this Section 7 prior to its expiration or termination.

8.                                 No Obligation to Pursue Transaction. Unless the Parties enter into a Definitive Agreement, no agreement providing for a transaction involving either of the Parties will be deemed to exist between the Parties, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with the other Party. Each Party reserves the right, in its sole discretion: (a) to conduct any process it deems appropriate with respect to any transaction or proposed transaction involving the such Party, and to modify any procedures relating to any such process without giving notice to the other Party or any other Person; (b) to reject any proposal made by the other Party or any of the other Party’s Representatives with respect to a transaction involving such Party; and (c) to terminate discussions and negotiations with the other Party at any time. Each Party recognizes that, except as expressly provided in any Definitive Agreement between the Parties: (i) the other Party and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party; and (ii) such Party will not have any rights or claims against the other Party or any of the other Party’s Representatives arising out of or relating to any transaction or proposed transaction involving the other Party.

9.                                 No Waiver. No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

10.                               Remedies. Each Party acknowledges that money damages may not be a sufficient remedy for any breach of this Agreement by such Party or by any of such Party’s Representatives and that the other Party may suffer irreparable harm as a result of any such breach. Accordingly, each Party will be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by the other Party or any of the other Party’s Representatives. The equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the Parties. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Party or any of its Representatives has breached this Agreement, such Party will be liable for, and will pay to the other Party and the other Party’s Representatives, the reasonable documented legal fees incurred by the other Party and the other Party’s Representatives in connection with such litigation (including any appeals relating thereto); provided, however, that if a court of competent jurisdiction determines on appeal that the Party adjudicated to have breached this Agreement did not so breach this Agreement, then the Party that received such legal fees shall immediately return such funds to the non-breaching Party. In the event that a Party commences litigation against the other Party or any of its Representatives relating to this Agreement, and a court of competent jurisdiction determines that such other Party or its Representative (as applicable) did not so breach this Agreement, then the Party that commenced such litigation will be liable for, and will pay to the defendant Party and/or its Representatives the reasonable documented legal fees incurred by the defendant Party and/or its applicable Representative in connection with such litigation (including any appeals relating thereto).

11.                               Successors and Assigns; Applicable Law; Jurisdiction and Venue. This Agreement will be binding upon and inure to the benefit of each Party and their respective heirs, successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party and its Representatives: (a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts of the United States of America located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement (and the Parties agree not to commence any action, suit or proceeding relating to this Agreement except in such courts); (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth at the end of this Agreement shall be effective service of process for any action, suit or proceeding brought against the such Party or any of such Party’s Representatives; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court of the United States of America located in the State of Delaware; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably, and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court of the United States of America located in the State of Delaware has been brought in an inconvenient forum.

12.                               Confidential Information.  For purposes of this Agreement, the Provider’s “Confidential Information” will be deemed to include:

(a)                                 any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of the Provider, any predecessor entity or any subsidiary or other controlled affiliate of the Provider (whether prepared by the Provider or by any other Person and whether or not in written form) that is or has been made available to the Recipient or any Representative of the Recipient (in connection with a possible Transaction) by or on behalf of the Provider or any Representative of the Provider;

(b)                                 any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of the Recipient to the extent that it contains or reflects any information referred to in clause “(a)” of this Section 12;

(c)                                  the existence and terms of this Agreement, and the fact that information referred to in clause “(a)” of this Section 12 has been made available to the Recipient or any of its Representatives; and

(d)                                 the fact that discussions or negotiations are or may be taking place with respect to a possible Transaction involving the Parties, and the proposed terms of any such Transaction.

However, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Provider’s “Confidential Information” will not be deemed to include:

(i)                                     any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient’s Representatives;

(ii)                                  any information that was in the Recipient’s possession prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or on behalf of the Provider or any of the Provider’s Representatives, provided that the source of such information was not and is not known by the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or any other Person with respect to any of such information; or

(iii)                               any information that becomes available to the Recipient on a non-confidential basis from a source other than the Provider or any of the Provider’s Representatives, provided that such source is not known by the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or any other Person with respect to any of such information.

13.                               Miscellaneous.

(a)                                 For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each Person that is or becomes (i) a subsidiary or other controlled affiliate of such Party, or (ii) an officer, director, employee, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s subsidiaries or other controlled affiliates.

(b)                                 The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(c)                                  The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.

(d)                                 Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(e)                                  By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Provider is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

(f)                                   To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such action, suit, proceeding, investigation, arbitration or dispute and that it is their mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(g)                                  Each Party hereby confirms that it is aware, and that its Representatives have been advised, that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

(h)                                 The terms of this Agreement shall not be construed to limit either Party’s right to independently develop or acquire products without use of the other Party’s Confidential Information. Each Party hereby acknowledges that the other Party may be currently developing, or in the future develop, information internally, or receiving information from other Persons, that is similar to such Party’s Confidential Information. Accordingly, nothing in this Agreement will be construed as a representation or agreement that the Recipient will not develop or have developed for it products, concepts, systems or techniques contemplated by or embodied in the Confidential Information provided that the Provider does not violate any of its obligations under this Agreement in connection with such use or development.

(i)                                     Notwithstanding anything herein contained to the contrary, each Party shall have the right to refuse to receive any Confidential Information of the other Party, and the right to use Residuals (as defined below) for any purpose, including, but not limited to, use in independent development, manufacture, promotion, sale and maintenance of its products and services, without paying any charge to the Provider, provided that the right to said Residuals does not represent a license under any patent right, utility model right, design right, copyright or trademark right of the Provider. For purposes of the foregoing, the term “Residuals” means information in non-tangible form retained in the unaided memories of the Recipient’s Representatives who have had rightful access to the Provider’s Confidential Information pursuant to the terms of this Agreement. A Representative’s memory is unaided if the Representative has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it.

(j)                                    Each Party agrees that it shall not export or re-export, directly or indirectly, any Confidential Information of the other Party for which the United States government or any agency thereof requires at the time of export an export license or other governmental approval unless such Party has first obtained such license or approval.

(k)                                 This Agreement constitutes the entire agreement between the Recipient and the Provider regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Provider regarding the subject matter hereof.

(l)                                     This Agreement will automatically terminate and expire, without any action on the part of either Party, on the second (2nd) anniversary of the date hereof (provided that the restrictions set forth in Sections 6 and 7 shall survive for the applicable period set forth in such Section).

(m)                             This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Signature Pages Follow]

The parties have caused this Agreement to be executed as of the date first set forth above.

CA, INC.

By:	/s/ Jamin Marks

Title:	Svp Corporate Development

Address:	CA Technologies
One California Plaza
Islandia, NY 11749

SIGNATURE PAGE TO
CONFIDENTIALITY AGREEMENT

RALLY SOFTWARE DEVELOPMENT CORP.

By:	/s/ Tim Miller

Name:	Tim Miller

Title:	Chairman and CEO

Address:	3333 Walnut Street
Boulder, Colorado 80301

SIGNATURE PAGE TO

CONFIDENTIALITY AGREEMENT

EXHIBIT A

Chris Cornacchia

Andy Carlson

Brian Amos

Jamie Lamb

Sam Rapp